NORFOLK SOUTHERN ANNOUNCES EXPIRATION OF EARLY EXCHANGE PERIOD OF PREVIOUSLY ANNOUNCED EXCHANGE OFFERS AND INCREASE IN AGGREGATE PRINCIPAL AMOUNT OF NEW NOTES TO BE ISSUED TO $750,000,000

NORFOLK, Va., Nov. 14, 2017 — Norfolk Southern Corporation (the "Company") today announced the expiration of the early exchange period in connection with its offers (the "Exchange Offers") to certain eligible holders to exchange outstanding debt securities listed in the table below (collectively, the "Existing Notes") for cash and the Company's new Notes due 2047 (the "New Notes"), the complete terms and conditions of which are set forth in a Confidential Offering Memorandum, dated October 30, 2017 (the "Offering Memorandum"), and the related letter of transmittal. In addition, the Company also announced that it has increased the cap on the principal amount of New Notes to be issued in the Exchange Offers from $600,000,000 to $750,000,000. Except for the increase in the cap as described above, all other terms and conditions of the Exchange Offers remain unchanged.

In the Exchange Offers, according to information provided by D.F. King & Co., Inc., the exchange agent for the Exchange Offers, $737,546,000 in aggregate principal amount of the Company's Existing Notes were validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on November 13, 2017 (the "Early Exchange Date"), as more fully set forth below.

The table below indicates, among other things, the principal amount of each series of Existing Notes validly tendered as of the Early Exchange Date:

Cusip Numbers	Title of Security	Principal Amount Outstanding	Acceptance Priority Level (1)	Principal Amount Tendered by Early Exchange Date
655844AV0	6.000% Notes due 2105	$425,113,000	1	$240,995,000
655844AK4	7.900% Notes due 2097	$225,252,000	2	$30,000
655844BD9	6.000% Notes due 2111	$126,345,000	3	$4,614,000
655844AF5	7.050% Notes due 2037	$256,690,000	4	$77,695,000
655844AQ1	7.250% Notes due 2031	$316,316,000	5	$32,288,000
655844AJ7	7.800% Notes due 2027	$368,199,000	6	$49,064,000
655844BN7	4.800% Notes due 2043	$500,000,000	7	$332,860,000
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(1)	All Existing Notes tendered for exchange in the Exchange Offers on or before the Early Exchange Date will have priority over any Existing Notes that are tendered after the Early Exchange Date.

Pricing for the Exchange Offers is expected to occur at approximately 11:00 a.m., New York City time, on November 14, 2017. The Exchange Offers are scheduled to expire at 11:59 p.m., New York City time, on November 28, 2017, unless extended or earlier terminated.

Tenders of Existing Notes in the Exchange Offers may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law. Consummation of the Exchange Offers is subject to a number of conditions as set forth in the Offering Memorandum, including favorable tax and accounting treatment for the Exchange Offers and the absence of certain adverse legal and market developments.

If and when issued, the New Notes will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company will enter into a registration rights agreement with respect to the New Notes.

This news release does not constitute an offer or a solicitation by the Company to participate in the Exchange Offers in any jurisdiction in which it is unlawful to make such an offer or solicitation.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Forward-Looking Statements

This press release contains forward-looking statements about Norfolk Southern Corporation, including those related to the offering and pricing of New Notes and whether or not Norfolk Southern Corporation will consummate the Exchange Offers. Forward-looking statements may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect Norfolk Southern’s good-faith evaluation of information available at the time the forward-looking statements were made. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to Norfolk Southern Corporation’s annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:
Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

http://www.norfolksouthern.com